Articles of Incorporation
                                    For
                               Networth Inc.
                            (Pursuant to NRS 78)
                              State of Nevada
                             Secretary of State

1.   Name of Corporation: Networth Inc.

2.   Resident Agent:   The name oand street address in Nevada of the
     Resident Agent for this Corporation is:

          National Registered Agents, Inc. of NV
          202 South Minnesota Street
          Carson City, Nevada 89703

3. Shares: The corporation is authorized to issue 50,000,000 shaers of common stock, all of one class.

4.   Governing Board: The governing board shall be stypled as Directors.
     he First Board of Directors shall consist of 1 Member(s) whose name an address information is as follows:

          Name                Address
          ------------        -----------------------------------
          Randy Miller        38-009 Crocus Lane
                              Palm Desert, Califonria 92211-5030

5. Purpose: The purpose of the coropation shall be to engage in any and all lawful buiness.

6. Signatures of Incorporator(s): The name and address information of the incorporator signing the Articles of Incorporation is as follows:


/s/
     Philip K. Akalp, Incorporator
     29395 Agoura Road,Suite 204
     Agoura Hills, California 91301


7. Certificate of Acceptance of Resident Agent: I, National Registered Agents, Inc. of NV, hereby accept appointment as Resident Agent for the above-named corporation.


     s/                                 4-25-2000
     -----------------------------      ---------------------------------
     Signature of Registered Agent      Date